                                                                     EXHIBIT 2.9


                    ACQUISITION AGREEMENT AND PLAN OF MERGER


         THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made as of the 2nd day of June 1999, by and among MEDIRISK, INC., a Delaware corporation ("Medirisk"), CITIZEN 1 SOFTWARE, INC., a Delaware corporation and wholly-owned subsidiary of Medirisk ("Merger Sub"), CITIZEN 1 SOFTWARE, INC., a California corporation (the "Company"), and those shareholders of the Company executing and delivering this Agreement solely for purposes of Section 4.7 hereof.


                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Agreement pursuant to which the Company will merge with and into Merger Sub, such that Medirisk will indirectly acquire all of the outstanding capital stock of the Company from the shareholders of the Company (all of the shareholders of the Company being collectively referred to as the "Shareholders," and each individually as a "Shareholder"), upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the Board of Directors of Medirisk, and the respective Boards of Directors and shareholders of Merger Sub and the Company, have approved the transactions contemplated by this Agreement;

         WHEREAS, Zorba B. Lieberman ("Lieberman"), Neil J. Savasta ("Savasta"), Bruce D. Mullen ("Mullen") and Lynn Barr are each Shareholders and are employees, officers and/or directors of the Company, and will receive appreciable benefits from the Merger as contemplated hereby (collectively, the "Affiliated Shareholders");

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                      MERGER OF THE COMPANY AND MERGER SUB

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Merger Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub in accordance with the applicable provisions of the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"). Merger Sub shall continue as the surviving corporation resulting from the Merger and shall thereafter conduct the business and operations of the Company as a wholly-owned subsidiary of Medirisk. The Merger shall be consummated pursuant to the terms of this Agreement.

         1.2 FILING OF MERGER CERTIFICATES. Subject to the provisions of this Agreement, the parties shall file a Certificate of Merger with the California Secretary of State (the "California Certificate"), executed in accordance with the relevant provisions of the CGCL and a Certificate of Merger with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL (the "Delaware Merger Certificate") and shall make all other filings or recordings required under each such act as soon as practicable on or after the Closing Date. The Merger shall become effective on the date and at the time the Delaware Merger Certificate becomes effective with the Secretary of State of Delaware (the "Merger Effective Time"). At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Merger Sub, and all debts, liabilities and duties of the Company shall become the debts liabilities and duties of the Merger Sub.

         1.3 ARTICLES AND BYLAWS. The Certificate of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation until otherwise amended or repealed; the directors of Merger Sub immediately prior to the Merger Effective Time shall serve as the directors of the surviving corporation from and after the Merger Effective Time; and the officers of Merger Sub in office immediately prior to the Merger Effective Time shall serve as the officers of the surviving corporation from and after the Merger Effective Time.

         1.4 DISSENTING SHAREHOLDERS. Any holder of shares of capital stock of the Company ("Company Stock") who perfects any available dissenters' rights or appraisal rights in accordance with and as contemplated by the CGCL ("Dissenters' Rights") shall be entitled to receive the value of such shares in cash from the surviving corporation after the Merger Effective Time as determined pursuant to the CGCL; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CGCL and has surrendered to the surviving corporation the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of the Company fails to perfect, or effectively withdraws or loses, its Dissenters' Rights, the surviving corporation shall deliver the consideration to which such holder of shares of Company Stock is entitled (without interest) upon surrender of certificates representing such shares held by such holder.

         1.5 CONVERSION OF SHARES; MERGER CONSIDERATION; EXCHANGE PROCEDURES.

                  (a) Subject to the provisions of this Agreement (including, without limitation, the holdback provisions set forth in SCHEDULE 8 attached hereto), and in consideration for the transactions contemplated hereby, at the Merger Effective Time, by virtue of the Merger and



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


without any action on the part of the holders thereof, the shares of the constituent corporations of the Merger shall be converted as follows:

                           (i) each share of Merger Sub capital stock issued and
outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding from and after the Merger Effective Time; and

                           (ii) the outstanding shares of capital stock of the
Company (excluding treasury shares and shares held by Shareholders who perfect their Dissenter's Rights as provided in Section 1.4) shall cease to be outstanding and shall be converted into the right to receive the respective amounts of cash and/or shares of Medirisk Common Stock (as defined in SCHEDULE
1.5 attached hereto) as set forth in SCHEDULE 1.5, the total amount of all such cash and stock set forth in SCHEDULE 1.5 being equal to $10,000,000.00 assuming there are no Shareholders who perfect their Dissenters' Rights; provided, however, that in no event shall the cash received by all the Shareholders pursuant to this Agreement (including any cash received by Shareholders who perfect their Dissenter's Rights) be greater than sixty percent (60%) of the total consideration received by all the Shareholders pursuant to this Agreement or the Merger (including the Merger Consideration received by any Shareholders as well as any amounts received by Shareholders who perfect their Dissenter's Rights).

Any shares of Company capital stock held in treasury by the Company shall be canceled and retired at the Merger Effective Time and no consideration shall be issued in exchange therefor.

                  (b) Promptly after the Merger Effective Time, Medirisk and the Company shall cause SunTrust Bank, Atlanta (the "Exchange Agent," as such term is more particularly defined in the Stock Exchange Agent Agreement (the "Stock Exchange Agent Agreement") to be entered into between Medirisk, the Shareholders' Representative and SunTrust Bank, Atlanta substantially in the form of attached EXHIBIT 1.5) to mail or otherwise deliver to each holder of record of a certificate or certificates which represented shares of Company capital stock immediately prior to the Merger Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificates so delivered shall be duly endorsed as the Exchange Agent may require. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Medirisk and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Merger Effective Time, each holder of shares of Company capital stock (other than shares as to which statutory dissenters' rights have been perfected as provided in Section 1.4) issued and outstanding at the Merger Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the



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


consideration provided in Section 1.5(a). Medirisk shall not be obligated to deliver the consideration to which any former holder of Company capital stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 1.5.

                  (c) At the Merger Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company capital stock shall thereafter be made or recognized by holders of Company capital stock. Until surrendered for exchange in accordance with the provisions of this Section 1.5, each Certificate theretofore representing shares of Company capital stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights as provided in Section 1.4) shall from and after the Merger Effective Time represent for all purposes only the right to receive the consideration provided in this Section 1.5 in exchange therefor.

         1.6 TAX EFFECT. Medirisk and the Company intend the Merger be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (a "Reorganization" and the "Code," respectively). In connection with that intention, the persons indicated below make the following representations and warranties.

                  (a) The Company represents and warrants to Medirisk and Merger Sub that, except as otherwise disclosed in the Schedules to this Agreement, the Company has not taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a Reorganization. The Company agrees to use reasonable efforts to cause the Merger to qualify, and not to take action which would cause the Merger not to qualify, as a Reorganization. The Company agrees to submit a tax certificate to Alston & Bird LLP, containing reasonable representations, as required by Alston & Bird LLP, for purposes of rendering an opinion as to certain of the federal income tax consequences of the Merger. As used in this Agreement, when any statement is made to the "Knowledge" of a person, it means to the actual knowledge of such person without any duty on the part of such person to independently investigate or confirm the accuracy of such statement.

                  (b) Medirisk and Merger Sub represent and warrant to the Company and the Shareholders of the Company that, except as otherwise disclosed in the Schedules to this Agreement, neither Medirisk nor Merger Sub has taken or agreed to take any action, nor do either of Medirisk or Merger Sub have any Knowledge of any fact or circumstance that is reasonably likely, to prevent the Merger from qualifying as a Reorganization. Medirisk and Merger Sub agree to use reasonable efforts to cause the Merger to qualify, and not to take action which would cause the Merger not to qualify, as a Reorganization. Medirisk agrees to submit a tax certificate to Alston & Bird LLP, containing reasonable representations, as required by Alston & Bird LLP, for purposes of rendering an opinion as to certain of the federal income tax consequences of the Merger.

                  (c) Medirisk, Merger Sub and the Company understand that (i) neither Medirisk, Merger Sub, the Company, nor any of the Shareholders makes any representation or



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


warranty that the Merger will be regarded as a Reorganization, (ii) the Closing is not subject to a condition that an Internal Revenue Service ruling or tax opinion be obtained as to the federal income tax consequences of this Agreement or the Merger, and (iii) Medirisk, Merger Sub, the Company and the Shareholders will rely solely upon their respective advisors for advice concerning the tax consequences of the Merger.

                  (d) Medirisk and Company each represents that the fair market value of the Medirisk Common Stock plus any other consideration received by each shareholder of Company will be approximately equal to the fair market value of the Company Stock surrendered in exchange therefor.

                  (e) The Company represents that, in the Merger, Merger Sub will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by the Company in connection with the Merger and all amounts paid out of the assets of the Company as Reorganization expenses will be considered as assets held by the Company immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by the Company immediately prior to the Merger.

                  (f) The Company warrants that the liabilities of the Company to be assumed by Merger Sub or Medirisk in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by the Company in the ordinary course of its business.

                  (g) Medirisk, Merger Sub and Company each warrants that there is not now, nor will there be at the time of the Merger Effective Time, any intercorporate indebtedness existing between the Company and Medirisk or between Company and Merger Sub that was issued, acquired, or will be settled at a discount.

                  (h) The Company represents that the Shareholders will pay, or reimburse the Company as provided in Section 10.5 below, direct costs and expenses incurred by the Shareholders, or by the Company on their behalf, in connection with the Merger. Medirisk, Merger Sub, and the Company each represents that each will pay its respective expenses, if any, incurred in connection with the Merger.

                  (i) Each of Medirisk, Merger Sub and the Company represents that it is not an Investment Company. As used in this Section 1.6(h), "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50



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


percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

                  (j) The Company represents that the Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

                  (k) The Company represents that the fair market value of the assets to be transferred from the Company to Merger Sub as a result of the Merger will equal or exceed the sum of the liabilities of the Company to be assumed by Merger Sub or Medirisk (plus the amount of liabilities to which the assets to be transferred are subject).

                  (l) Medirisk represents the payment of cash to the Shareholders in lieu of fractional shares of Medirisk Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares, and the total cash consideration that will be paid to the Company's Shareholders in lieu of fractional shares of Medirisk Stock will represent less than one (1%) percent of the total consideration issued in the Merger.

                  (m) The Company and Medirisk each represents that none of the compensation to be received by any Shareholder-employee for services as employees of the Company represents separate consideration for, or is allocable to, any of their shares of Company Stock, and that none of the shares of Medirisk Common Stock received by any Shareholder-employees will be separate consideration or allocable to, any employment agreement. Medirisk represents that any compensation to be paid to a Shareholder-employee who continues as an employee of Medirisk or Merger Sub subsequent to the Merger will be for services rendered and will be not greater in amounts than amounts that would be paid to third parties bargaining at arms length for similar services.

                  (n) The Company represents that neither it nor any "Company Related Party" (as hereinafter defined) has a plan or intention to make prior to the Merger Effective Time, and except as set forth in SCHEDULE 1.6(M) attached hereto, Company and any Company Related Parties have not made, any distributions other than regular, normal dividends to Shareholders in the three (3) year period prior to the Merger. For purposes of this Agreement, Company Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by Company.

                  (o) The Company represents that except as set forth in
SCHEDULE 1.6(N) attached hereto, neither it nor any Company Related Party has reacquired or redeemed any of its stock within the last three years.

                  (p) The Company represents that it has made no transfer of its assets in contemplation of the Merger or during the period beginning with the commencement of the



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negotiations (whether formal or informal) with Medirisk regarding the Merger and ending at the Merger Effective Time, other than in the ordinary course of its business.

                  (q) Each of Company, Medirisk and Merger Sub represents that the Agreement together with the other agreements to be executed and delivered in connection with the Closing of the transactions contemplated herein represent the entire understanding of Company, Medirisk and Merger Sub with respect to the Merger.

                  (r) Medirisk and Merger Sub represent that none of (i) Medirisk, (ii) any member of Medirisk's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code, (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Medirisk or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (ii), (iii), or (iv) of this paragraph has the intent at the time of the Closing to, or shall in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly) any Medirisk shares issued in connection with the transactions described herein.

                  (s) Medirisk and Merger Sub represent and warrant that, prior to the Merger, Medirisk will be in control of Merger Sub. For purposes of this Section, control means the ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each on-voting class of stock. Medirisk and Merger Sub represent and warrant to the Company that following the Merger, Merger Sub will not issue additional shares of Merger Sub stock that would result in Medirisk losing control of Merger Sub.

                  (t) Medirisk represents and warrants to the Company that Medirisk has no plan or intention to: liquidate Merger Sub, merge Merger Sub with and into another corporation; sell or otherwise dispose of the stock of Merger Sub; or cause Merger Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers to lower-tier corporations in "Medirisk's qualified group" (as hereinafter defined). For purposes of this Section "Medirisk's qualified group" means one or more chains of corporations connected through stock ownership with Medirisk where Medirisk controls at least one of the corporations and control of each of the corporations is owned by one of the other corporations.

                  (u) Medirisk and Merger Sub represent and warrant to the Company that, following the Merger, Merger Sub, or other corporations that are members of Medirisk's qualified group, will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

                  (v) Medirisk and Merger Sub represent that no stock of Merger Sub will be issued in the Merger.



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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Medirisk that on the date hereof (and as of the Merger Effective Time as though made at the Merger Effective
Time) that:

         2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets it now owns or leases. Unless noted otherwise on SCHEDULE 2.1 attached hereto, the Company is duly qualified to transact business and in good standing in the other states listed on SCHEDULE 2.1, which, except where the failure to so qualify would not have a material adverse effect upon the business, assets, financial condition or results of operations of the Company as a whole, are the only additional jurisdictions in which operations of the Company's business or the assets of the Company require such qualification

         2.2 AUTHORITY AND STATUS. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent not previously obtained of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement (collectively, the "Transaction Documents") by the Company constitutes or will, when executed and delivered, constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, respectively.

         2.3 CAPITALIZATION; OWNERSHIP OF COMPANY STOCK. The authorized capital stock of the Company consists of 100,000,000 shares of authorized common stock and 54,529,486 shares of authorized Preferred Stock, 2,000,000 of which are designated Series A Preferred Stock; 1,333,332 of which are designated Series B Preferred Stock; 2,100,000 of which are designated Series C Preferred Stock; 11,300,000 of which are designated Series D Preferred Stock; 16,950,000 of which are designated Series E Preferred Stock; 6,000,000 of which are designated Series E-1 Non-Voting Preferred Stock; 3,500,000 of which are designated Series F Preferred Stock; 3,846,154 of which are designated Series F-1 Non-Voting Preferred Stock; 6,250,000 of which are designated Series F-2 Preferred Stock; and 1,250,000 of which are designated Series F-3 Preferred Stock. 12,351,993 shares of common stock, 2,000,000 shares of Series A Preferred Stock, 1,333,332 shares of Series B Preferred Stock, 1,789,315 shares of Series C Preferred Stock, 11,300,000 shares of Series D Preferred Stock, 16,569,226 shares of Series E Preferred Stock, no shares of Series E-1 Non-Voting Preferred Stock, 2,040,521 shares of Series F Preferred Stock, no shares of Series F-1 Non-Voting Preferred Stock, 3,846,154



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


shares of Series F-2 Preferred Stock and 769,231 shares of Series F-3 Preferred Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares or Company Stock are duly authorized, validly issued, fully paid and nonassessable and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. Each Shareholder is the record and/or beneficial owner of the number of shares of Company Stock, number of derivatives of Company Stock and/or amount of securities convertible into Company Stock reflected opposite his, her or its name on SCHEDULE 2.3(I) attached hereto. Except as set forth on
SCHEDULE 2.3(II) attached hereto, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the common stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of common stock or any other capital stock of the Company.

         2.4 SUBSIDIARIES, INVESTMENTS AND PREDECESSORS. Except as set forth on
SCHEDULE 2.4 attached hereto, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on SCHEDULE 2.4 is a listing for the last five years of all predecessor companies of the Company, including the names of any and all entities from which the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on SCHEDULE 2.4, the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off, split-up or otherwise, any material assets or business of the Company.

         2.5 LIABILITIES AND OBLIGATIONS OF THE COMPANY.

                  (a) Attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheets as of 31 December 1996, 1997 and 1998 and the related statements of operations and cash flows for the fiscal years ending on 31 December 1996, 1997 and 1998 (the "Financial Statements"). Also attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheet as of 30 April 1999 and the related unaudited statement of operations for the four-month period then ended (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.5, the Financial Statements and the Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal recurring year-end adjustments, which if made on the date hereof would not, individually or in the aggregate, have a material adverse effect on the Company). Subject to the foregoing sentence, the Financial Statements and the Interim Financial Statements fairly present in accordance with generally accepted accounting principles the Company's financial condition of the Company and the results of its operations and changes in financial position as of the dates and for the periods reflected therein.

                  (b) Except as described in SCHEDULE 2.5, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements, (iii) the liabilities and obligations of the Company under the Material Agreements (as that term is defined in Section 2.11), (iv) those nonmaterial liabilities and obligations of the Company under contracts and agreements of the Company that are not Material Agreements, and
(v) those liabilities incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents.

         2.6 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2.6 attached hereto, the execution and delivery of the Transaction Documents by the Company does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company;
(b) require any consent or approval not previously obtained under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which the Company is a party or by which any of the Company's properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to the Company or by which any of the Company's properties are bound; (d) result in the creation of any lien upon any of the assets or business of the Company; or (e) have any impact on Medirisk's right after the Closing to conduct the business of the Company as being conducted by the Company prior to the Closing.

         2.7 LITIGATION Except as set forth on SCHEDULE 2.7 attached hereto, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against, or affecting, the Company; and to the knowledge of the Company, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. SCHEDULE 2.7 also contains a brief description of any suit, action, proceeding, claim or investigation involving the Company settled or otherwise concluded since 15 February 1996.

         2.8 PERMITS. Except as set forth on SCHEDULE 2.8 attached hereto, the Company holds, and lists, all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of the Company's business as currently conducted and the use of its assets, all of which are listed on SCHEDULE 2.8. The Company is conducting and has conducted its business so as to comply with all applicable statutes, rules, ordinances, regulations, orders, injunctions, decrees or any other requirement of any governmental body, agency or authority binding on it, or relating to its property or business or its advertising, sales or pricing practices ("Applicable Law") except where the failure to comply with such Applicable Law would not have a material adverse affect on the Company, its properties, operations or financial condition.

         2.9 TITLE TO ASSETS. Attached as SCHEDULE 2.9 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a

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fair market value in excess of $15,000.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). Except as set forth on SCHEDULE 2.9, the Company has good and valid title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved in the Financial Statements or the Interim Financial Statements and except for liens for current taxes not yet due and payable.

         2.10 COMPUTER SOFTWARE, INTELLECTUAL PROPERTY.

         (a) Attached SCHEDULE 2.10(A) sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, domain name registrations, registered copyrights and patents, registrations thereof and applications therefor, applicable to or used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, domain name registrations, copyrights and patents reflected on SCHEDULE 2.10(A) attached hereto as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.10(A) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents, as currently used in the Company's business without payment of any royalty or other fee, except as set forth on SCHEDULE 2.10(A). The Company is not currently in receipt of any notice of violation of, and the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, trade secret, know-how or, to the knowledge of the Company, any patent.

         (b) Attached SCHEDULE 2.10(B) contains a complete and accurate list of the computer software, databases and other intellectual property that is owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.10(B), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever (other than end-user license agreements), including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.10(B), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed to any other parties, except (i) as set forth on
SCHEDULE 2.10(B) or (ii) except pursuant to contracts prohibiting publishing or disclosing of the Owned Software and/or requiring such other parties to keep such Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

                  (c) Attached SCHEDULE 2.10(C) contains a complete and accurate list of all computer software, databases, domain name registrations, copyrights and other intellectual property that is used by the Company and for which the Company is the licensee or lessee or otherwise has legal rights of use (other than commercially available over-the-counter "shrinkwrap" software) (the "Licensed Software"). SCHEDULE 2.10(C) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, the Company has delivered to Medirisk true and complete copies of all agreements under which the Company has the right to use Licensed Software. Except as described on SCHEDULE 2.10(C), the Company has the right and license to use, sublicense, modify and copy the Licensed Software as necessary to operate the Company's business as currently conducted (including proposed products and services currently being tested, if any), free and clear of any limitations or encumbrances other than the payment of license or royalty fees set forth on SCHEDULE 2.10(C). The Company is in full compliance with all material provisions of any license, lease or other similar agreement pursuant to which the Company has rights to use the Licensed Software. Except as disclosed on SCHEDULE 2.10(C), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

                  (d) The Owned Software and the Licensed Software constitute all software used in relation to the business of the Company (the "Company Software"), other than commercially available over-the-counter "shrinkwrap" software. Attached SCHEDULE 2.10(D) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer programming services for the Company in connection with any of the Owned Software and identifies all contracts and agreements to which the Company is a party pursuant to which such services were performed. The transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or impair Merger Sub's ability to use the Company Software in the same manner as such Company Software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software (including, to the knowledge of the Company, any patents with respect to the subject matter thereof), and, to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software. The Company is not infringing any intellectual property rights of any other person or entity with respect to the operation of the Company's business (including, to the knowledge of the Company, any patents with respect to the subject matter thereof). With respect to any databases that are contained in the Owned Software and/or the Licensed Software, the transactions contemplated by this Agreement will not cause any such database (or a database having substantially the same information) to be unavailable available for use by Merger Sub in the same manner as such databases are currently used by the Company

                  (e) The Company and, to the knowledge of the Company, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in full compliance with such licensing or similar arrangements and are not in breach of their obligations with respect thereto. The Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less than the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

                  (f) Except as set forth on SCHEDULE 2.10(F) attached hereto, the Company has granted no marketing rights in the Company Software to any third party, and all marketing rights granted by any third party to the Company have been granted exclusively to the Company. SCHEDULE 2.10(F) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties.

         2.11 CONTRACTS.

                  (a) Attached as SCHEDULE 2.11(A) is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $5,000.00, including without limitation contracts, agreements and other instruments concerning the following matters (collectively the "Material Agreements"):

                      (i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

                      (ii) the employment, termination, severance or engagement of or with respect to any officer, director, employee, consultant or agent;

                      (iii) any arrangement between or among the Company, its affiliates, any Shareholder, any director, officer or employee thereof and/or related persons, including without limitation loans, guarantees and credit arrangements;

                      (iv) any arrangement limiting the freedom of the Company to compete in any manner in any line of business or requiring the Company to share profits;

                      (v) any power of attorney, whether limited or general, granted by or to the Company;

                      (vi) any other arrangement that requires performance for a period of more than thirty (30) days or that requires payments in excess of $5,000.00;

                      (vii) any loan agreement, contract or other arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third party obligation;

                      (viii) any agreement or arrangement involving intellectual property rights (other than contracts entered into in the ordinary course of business with customers and "shrink-wrap" software licenses);

                      (ix) any contract or arrangement relating to the provision of data processing, network communication or other technical services to or by the Company or any affiliate thereof; and

                      (x) any contract or arrangement relating to the provision, purchase or sale of goods or services, other than contracts entered into in the ordinary course of business and involving payments not in excess of $5,000.00.

                  (b) Except as set forth on SCHEDULE 2.11(B) attached hereto,
(a) the Material Agreements are valid and effective in accordance with their terms, and (b) there is not under any Material Agreement (i) any existing or claimed default by the Company or (ii) to the knowledge of the Company, any existing or claimed default by any other party. There is no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of any Material Agreements. To the knowledge of the Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Material Agreements.

         2.12 TAXES. Except as set forth on SCHEDULE 2.12 attached hereto:

                  (a) The Company has timely and accurately filed all federal, state, foreign and local Tax Returns (as hereinafter defined)required to be filed by it, and all Tax Returns filed are complete and accurate. The Company has timely paid, or will prior to Closing timely pay, all Taxes (as hereinafter defined) due and owing for all periods prior to Closing, whether or not shown on any Tax Returns. No liens have been filed and no claims are being asserted or, to the Knowledge of the Company, contemplated with respect to any Taxes. No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. No Tax Returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been fully paid.

                  (b) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the

Company has, to the extent due, paid the same to the proper tax depositories or collecting authorities. The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws.

                  (c) All ad valorem property taxes for years prior to 1999 imposed on the Company with respect to, or which may become a lien on, its assets and which are due and payable have been paid in full, or appropriate reserve has been made for payment of such taxes on the books of the Company.

                  (d) The reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any periods ending on or before the Closing Date as reflected in the Financial Statements and the Interim Financial Statements are adequate to cover such Taxes. All reserves for Taxes have been determined in accordance with GAAP consistently applied.

                  (e) The Company is not a party to any Tax allocation or sharing agreement and has never been a member of an affiliated group filing a consolidated federal income Tax Return, or has any liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

                  (f) The Company has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that would be disallowed as a deduction under Sections 280G or 162(m) of the Code. The Company has not agreed, and is not required to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method. There is no, and will not be any agreement or consent made under Section 341(f) of the Code (or any comparable provision of state, local or foreign law) affecting the Company). The Company is not required to treat any asset of the Company as owned by another person pursuant to the "safe harbor" leasing provisions of the Internal Revenue Code or as "tax-exempt use property" within the meaning of Section 168(h) of the Code. No closing agreement pursuant to
Section 7121 of the Code that is currently in force and affects the Taxes of the Company has been entered.

                  (g) The Company represents that at all times during the five-year period ending on the Merger Effective Time, the fair market value of all of the Company's United States real property interests was and will have been less than fifty (50%) percent of the total fair market value of (A) its United States real property interests, (B) its interests in real property located outside the United States, and (C) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (X) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any

United States real property interest, (Y) the Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Company is a partner or beneficiary, and (Z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by the Company, in the case of a first-tier subsidiary of the Company, or by a controlled corporation, in the case of a lower-tier subsidiary.

                  (h) For purposes of this Agreement, "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes. "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         2.13 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.13 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program or arrangement that involves the expenditure by the Company of more than $1,000.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the applicable provisions of ERISA, all applicable provisions of the Code, all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any

Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

         2.14 CUSTOMERS. Attached as SCHEDULE 2.14 is a true and correct list of all of the customers doing in excess of $5,000.00 of business with the Company during 1996, 1997 and 1998 and to date in 1999 setting forth as to each such customer its name, address, telephone number and principal person of contact. The Company has not received any notice, nor does it have any reason to believe, that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer.

         2.15 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.15(A) attached hereto lists the names of all directors and officers of the Company. SCHEDULE 2.15(B) attached hereto lists the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

         2.16 INTERESTED TRANSACTIONS. Except as set forth on SCHEDULE 2.16 attached hereto, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or, to the knowledge of the Company, in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company);

                  (a) Any director or officer of the Company or any of the Shareholders;

                  (b) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any director or officer of the Company; or

                  (c) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (a) or (b) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two percent of the equity interest).

         2.17 ABSENCE OF CERTAIN CHANGES. Since 30 April 1999, and except as set forth on SCHEDULE 2.17 attached hereto: (a) the Company has operated its business in the ordinary course; (b) there has not been any change in the business, financial condition or results of operations of the Company that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Company's assets that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (d) except as disclosed in SCHEDULE 2.17(D) attached hereto, no customer has canceled, discontinued or given written or oral notice of its intention to cancel, discontinue or substantially reduce its business with the Company; and (e) except as disclosed in SCHEDULE 2.17(E) attached hereto, the Company is not in default and, to the knowledge of the Company, no customer is in default, under the Company's contracts with any customer, and each such contract is in full force and effect on the date of this Agreement, and such customer contracts contain no material changes from the standard form of agreement used by the Company (including, without limitation, any deviation from the standard warranties or limitation of the Company's liability).

         2.18 BOOKS AND RECORDS. All books, records and other information (financial and otherwise), if any, provided by the Company to Medirisk are true and correct in all material respects and accurately reflect the existence of the Company's assets and the results of operations of the Company's business for the periods of time stated therein, and such books, records and financial information reflect revenues and income from the Company's business and not from other sources, except as expressly disclosed to Medirisk.

         2.19 ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable outstanding as of the date of the Interim Financial Statements are, and the accounts receivable of the Company outstanding as of the Closing Date (as defined in Section 7.1 hereof) will be, (i) valid and genuine accounts receivable arising only out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of the Company's business consistent with past practice; (ii) subject to no asserted defenses, counterclaims or rights of setoff, and (iii) except as set forth on SCHEDULE 2.19 attached hereto, collectible within sixty (60) days after billing at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Interim Financial Statements. Except as set forth on SCHEDULE 2.19, no accounts payable of the Company are, as of the date of this Agreement, over thirty (30) days old.

         2.20 EMPLOYMENT AND LABOR MATTERS.


                  (a) SCHEDULE 2.20(A) attached hereto sets forth (i) the number of current full-time and part-time employees of the Company; (ii) the number of independent contractors currently utilized by the Company and (iii) the name and compensation paid to each independent contractor, employee of or consultant to the Company who received salary, bonuses or other compensation for either of the Company's two most recently ended fiscal years in excess of $35,000.00. Each current and previous employee of the Company has signed a copy of the Company's standard-form Employment, Confidential Information and Invention Assignment Agreement, the form of which has been provided to Medirisk.

                  (b) To the knowledge of the Company, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c) Except as disclosed on SCHEDULE 2.20(C) attached hereto:

                      (i) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Company, threatened before any federal, state or local agency or court, and, to the knowledge of the Company, no reasonable basis for any such matter exists;

                  (ii) The Company is not a party to any union or collective bargaining agreement, and, to the knowledge of the Company, no union attempts to organize the employees of the Company have been made, and no such attempts are now threatened; and

                  (iii) The Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by its employees.

         2.21 INSURANCE. Except as described on SCHEDULE 2.21 attached hereto, all of the assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and SCHEDULE 2.21 contains a list of all policies of insurance currently in force with respect to the Company and its assets and business.

         2.22 ENVIRONMENTAL MATTERS. To the knowledge of the Company and except as set forth in SCHEDULE 2.22 attached hereto, there is no present or past Environmental Condition in any way relating to the business, properties or assets of the Company. "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any workplaces or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the Assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

         2.23 COMPANY PRODUCTS AND SERVICES. The Company's products and services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three (3) years any claim made against the Company by any customer of the Company or by any other person alleging that any product or service of the Company (including each version thereof that has been licensed or otherwise made available by the Company to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Company, there is not a reasonable basis for any such claim. No material product liability or warranty claims have been communicated in writing to or threatened in writing against the Company. To the knowledge of the Company, the Company's products and services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company's products and services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of the Company, the design and function of the Company's products and services ensure year 2000 A.D. functionality and include, but are not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century. The Company makes no representations or warranties with respect to whether or not the products or services of any supplier (including licensors of software) to the Company are Year 2000 compliant or that the performance of such products, or the provision of such services, will not be interrupted by Year 2000 issues.

         2.24 SCHEDULES. All Schedules attached hereto are true, correct and complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed in such Schedule and shall not be deemed to be disclosed for any other purpose unless specifically provided therein.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF MEDIRISK AND MERGER SUB

         Medirisk and Merger Sub, jointly and severally, represent and warrant to the Company that on the date hereof (and as of the Merger Effective Time as though made at the Merger Effective Time) that:

         3.1 ORGANIZATION AND STANDING. Medirisk and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the full power and authority to own its properties and carry on their respective businesses in the places and as they are now being conducted.

         3.2 AUTHORITY AND STATUS. Each of Medirisk and Merger Sub has all requisite corporate power and authority to enter into this Agreement and all of the Transaction Documents to which it is a party, to perform under each of them and to consummate the transactions contemplated by this Agreement and all of the Transaction Documents to which it is a party without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Medirisk or Merger Sub in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Medirisk or Merger Sub, enforceable against Medirisk or Merger Sub in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, respectively.

         3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.3 attached hereto, the execution and delivery of this Agreement and the other Transaction Documents by Medirisk and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Medirisk or Merger Sub; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which Medirisk or Merger Sub is a party or by which the Company, any Shareholder or any of their respective properties are bound; or
(c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Medirisk or Merger Sub or any of Medirisk's or Merger Sub's properties.

         3.4 SEC FILINGS. True, correct and complete copies of the following documents have been made available to the Shareholders: (i) Medirisk's Annual Report on Form 10-K for the fiscal year ended 31 December 1998, as filed with the Securities and Exchange Commission (the "SEC"); and (ii) Medirisk's Quarterly Report on Form 10-Q for the three-month period ended 31 March 1999, as filed with the SEC (collectively the "SEC Reports"). Since 31 March 1999, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of Medirisk that is unique to the business of Medirisk and its consolidated subsidiaries and that is required to be disclosed by applicable law or by the rules of the Nasdaq National Market.


                                   ARTICLE IV

                           COVENANTS AND UNDERTAKINGS

         4.1 COVENANT NOT TO COMPETE. At Closing, each Affiliated Shareholder will enter into a Covenant Not to Compete with Medirisk and Merger Sub substantially in the form of attached EXHIBIT 4.1 (the "Covenants Not to Compete").

         4.2 EMPLOYMENT AGREEMENT. At Closing, Lieberman, Savasta and Mullen shall each enter into an Employment Agreement with Merger Sub in substantially the form attached hereto as EXHIBIT 4.2 (each an "Employment Agreement").

         4.3 INVESTMENT LETTER. At Closing, each Shareholder receiving Medirisk Common Stock under SECTION 1.5 will execute and deliver to Medirisk an investment letter with respect to the Medirisk Common Stock to be delivered to such Shareholder at Closing substantially in the form of attached EXHIBIT 4.3 (the "Investment Letter").

         4.4 [Omitted.]

         4.5 CONSENTS AND APPROVALS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

         4.6 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Medirisk and except as may be required to effect the transactions contemplated by this Agreement, between the date of this Agreement and the earlier of (i) the Merger Effective Time and (ii) the termination of this Agreement, the Company will (a) not make any distributions of its assets to any persons except as expressly contemplated by the Schedules hereto; (b) conduct its operations in the ordinary course of business; (c) keep and maintain its properties and facilities in good condition, repair and working order, reasonable wear and tear excepted, and fully insured for liability and property damages; (d) use commercially reasonable efforts to preserve intact its business; (e) use commercially reasonable efforts to retain the service of its employees, agents and consultants involved with or employed by the Company on terms and conditions not less favorable than those existing prior to the execution of this Agreement; (f) cooperate with Medirisk's representatives (without disclosure of this Agreement or the contemplated sale to the Company's customers or suppliers without the consent of Medirisk) in reviewing facts and establishing and implementing procedures necessary to effect the Merger as contemplated by this Agreement; (g) conduct its activities in a manner consistent with this Agreement; (h) not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of the Company outside the ordinary course of business; (i) except for mailing invoices in the ordinary course of business, not contact any customer regarding collection of any account receivable and not discount any account receivable; (j) not declare any dividend or comparable distribution of assets; and (k) promptly advise Medirisk in writing of any material adverse change in the Company's financial condition or business affairs.

         4.7 TERMINATION OF EMPLOYMENT AGREEMENTS. The Affiliated Shareholders severally agree that any employment or management agreement to which he or she is a party with the Company will be terminated effective at the Closing without any further action by such individual, the Company or Medirisk, and no party to any such agreement will have any liability or obligation thereunder of any nature or kind from and after the Closing Date. The Company agrees that any employment or management agreement to which it is a party will be terminated effective at the Closing without any further action by the Company, such employee or manager, or Medirisk, and no party to any such agreement will have any liability or obligation thereunder of any nature or kind from and after the Closing Date. The foregoing shall not apply to any accrued amounts due and owing to the Affiliated Shareholders as of the Closing Date under any such employment or management agreement.

         4.8 RESIGNATIONS. At the Closing, the Company will deliver to Medirisk resignations, effective on or before the Closing Date of each officer and each director resigning from all director and/or officer positions held by such person with the Company.


                                    ARTICLE V

         CONDITIONS PRECEDENT TO OBLIGATIONS OF MEDIRISK AND MERGER SUB

         The obligations of Medirisk and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Company in this Agreement or any document or instrument delivered to Medirisk or Merger Sub or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement. The Company shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it, pursuant to this Agreement or any of the other Transaction documents to which it is a party, on or prior to the Closing Date. The Company shall deliver to Medirisk and Merger Sub a certificate of a duly authorized officer thereof, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 5.1.

         5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation would either make the consummation of the Merger illegal or would reasonably be concluded to have a material adverse effect on the Company or its assets or business.

         5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

         5.4 CONSENTS. The Company shall have delivered to Medirisk the written consents of those parties designated in SCHEDULE 2.6 attached hereto as "Required Closing Consents," which consents shall be in form, scope and substance reasonably satisfactory to Medirisk and its counsel.

         5.5 GOOD STANDING CERTIFICATE. Medirisk shall have received a Certificate of Good Standing from the State of California, and from each other state in which the Company is qualified to transact business as a foreign corporation, with respect to the Company as of the most recent practical date prior to the Closing Date.

         5.6 ESCROW AGREEMENT. Medirisk, the Shareholders' Representative (as defined in SCHEDULE 8 attached hereto) and the Escrow Agent (as that term is defined in the Escrow Agreement hereinafter referred to) shall have mutually executed and delivered the Escrow Agreement, the form of which is attached hereto as EXHIBIT 5.6.

         5.7 OPINION OF COUNSEL. Medirisk shall have received an opinion of counsel to the Company substantially in the form of attached EXHIBIT 5.7.


                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                       OBLIGATIONS OF THE COMPANY TO CLOSE

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any of which (other than the conditions set forth in Section 6.4 hereof) may be waived, in writing, exclusively by the Company:

         6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Medirisk and Merger Sub in this Agreement or any document or instrument delivered to the Company shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Medirisk and Merger Sub shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date. Medirisk and Merger Sub shall deliver to the Shareholders a certificate of duly authorized respective officers thereof, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 6.1.

         6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

         6.3 OPINION OF COUNSEL. The Company shall have received an opinion of counsel to Medirisk substantially in the form of attached EXHIBIT 6.3.

         6.4 SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Shareholders under applicable California law and the Company's charter documents.


                                   ARTICLE VII

                                     CLOSING

         7.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will be held on 2 June 1999 or such other date as the parties may agree. The Closing shall commence at 10:00 a.m. at the offices of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date."

         7.2      TRANSACTIONS AT CLOSING.

                  (a) The following deliveries shall be made at the Closing:

                  (i) The Company shall deliver or cause to be delivered to Medirisk Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5;

                  (ii) As contemplated by Section 4.1, Medirisk, Merger Sub and each of the Affiliated Shareholders shall execute and deliver to each other the Covenants Not to Compete;

                  (iii) As contemplated by Section 4.2, Merger Sub and each of Lieberman, Savasta and Mullen shall execute and deliver to each other their Employment Agreements;

                  (iv) As contemplated by Section 4.3, each of the Shareholders receiving Medirisk Common Stock shall execute and deliver to Medirisk an Investment Letter;

                  (v) Counsel for the Company shall have delivered to Medirisk the form of opinion attached hereto as EXHIBIT 5.7;

                  (vi) Counsel for Medirisk shall have delivered to the Shareholders' Representative, on behalf of the Shareholders, the form of opinion attached hereto as EXHIBIT 6.3; and

                  (vii) Medirisk, the Shareholders' Representative and the Escrow Agent shall have mutually executed and delivered to each other the Stock Exchange Agent Agreement and the Escrow Agreement.

                  (viii) A duly authorized office of the Company shall execute and deliver the certificate contemplated by Section 5.1 hereof.

                  (ix) Duly authorized officers of Medirisk and Merger sub, respectively, shall execute and deliver the certificates contemplated by Section
6.1 hereof.

                  (b) (i) At Closing, Medirisk shall cause Merger Sub to disburse the Cash Consideration as set forth in SCHEDULE 1.5 attached hereto.

                  (ii) As soon as practicable after Closing once all the items referred to in Section 7.2(a) have been delivered to Medirisk, Medirisk shall cause its transfer agent to deliver Medirisk Common Stock to the Shareholders, allocated as set forth on SCHEDULE 1.5 under the heading "Allocation of Cash and Medirisk Common Stock Deliverable to Shareholders;" provided, however, that with respect to each of the Shareholders scheduled to receive Medirisk Common Stock who actually have been issued share certificates in Company Stock, no Medirisk Common Stock shall be deliverable to such Shareholder unless and until (i) the Exchange Agent is in receipt of all items and information necessary to issue certificates for Medirisk Common Stock, such as, certificates for the Company Stock formerly representing their shares of Company Stock, duly endorsed for transfer or accompanied by blank stock powers or equivalent letter of transmittal, and the full name, address and Social Security or Federal Employer Identification Numbers of such Shareholder, and (ii) the Exchange Agent has notified Medirisk of its receipt of such items in accordance with the terms of the Stock Exchange Agent Agreement.


                                  ARTICLE VIII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         The parties shall have the mutual rights of indemnification set forth on SCHEDULE 8 attached hereto.


                                   ARTICLE IX

                                   TERMINATION

         9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

                  (a) By the mutual consent of the Company and Medirisk;

                  (b) By the Company after 30 June 1999 if Medirisk or Merger Sub shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, and such breach has not been cured with fifteen (15) days after written notice to Medirisk;

                  (c) By Medirisk after 30 June 1999 if the Company shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, and such breach has not been cured with fifteen (15) days after written notice to the Company;

                  (d) By the Company or Medirisk at any time after 31 July 1999 if the Closing shall not have occurred for any reason on or prior to 31 July 1999.

                  (e) By either Medirisk or the Company if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Medirisk, Merger Sub or the Company which prohibits or restrains Medirisk, Merger Sub and/or the Company from consummating the Merger hereunder, provided that Medirisk and the Company shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ten (10) days after entry, by any such court or governmental or regulatory agency.

         9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement; and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section 9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

         9.4 RISK OF LOSS. The Company shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are materially affected, then Medirisk shall have the right to terminate this Agreement. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed or the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected and Medirisk nevertheless forgoes the right to terminate this Agreement, then the Merger Consideration shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Medirisk, on the one hand, and the Company, on the other, are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Company and Medirisk, and if said accounting firms do not agree, they shall appoint a disinterested independent third-party accountant mutually acceptable to both of them to make such determination, whose determination of the dispute shall be final and binding. For purposes of this Section 9.4 the fees and expenses of the third-party accountant shall be borne one-half by Medirisk and one-half by the Company.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                  If to any Shareholder:

                           Mr. Benjamin Burditt, Shareholders' Representative Scripps Ventures
                           200 Madison Avenue
                           New York, New York  10016

                           Facsimile:  (212) 293-8717

                                    [Addresses Continued On Next Page]
                           WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California  94304-1050

                                    Attention:  Jason L. Gray, Esq.

                                    Facsimile:  (650) 845-5000

                  If to Medirisk or Merger Sub:

                           Medirisk, Inc.
                           Two Piedmont Center, Suite 400
                           3565 Piedmont Road, N.E.
                           Atlanta, Georgia  30305-1502

                           Attention:  Legal Department

                           Facsimile:  (404) 364-6703

                  (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 BROKERS. Medirisk and Merger Sub each represent and warrant to the Company, and the Company represents and warrants to Medirisk and Merger Sub, that, except as disclosed in SCHEDULE 10.2 attached hereto, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

         10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby (all such expenses to be paid from the Cash Consideration).

         10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.






                         [Signatures Begin On Next Page]

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                                    MEDIRISK, INC.



                                    By:
                                            ------------------------------------
                                            KENNETH M. GOINS, JR.
                                            President & Chief Operating Officer


                                    MERGER SUB:

                                    CITIZEN 1 SOFTWARE, INC.,
                                    a Delaware corporation


                                    By:
                                            ------------------------------------
                                            KENNETH M. GOINS, JR.
                                            President & Chief Operating Officer



                                    COMPANY:

                                    CITIZEN 1 SOFTWARE, INC.,
                                    a California corporation


                                    By:
                                            ------------------------------------
                                            ZORBA B. LIEBERMAN
                                            President & Chief Executive Officer

                                    AFFILIATED SHAREHOLDERS
                                    (The following Shareholders join in this Agreement solely for purposes of the agreements severally made by them in Section
                                    4.7 of this Agreement):



                                    --------------------------------------------
                                    ZORBA B. LIEBERMAN



                                    --------------------------------------------
                                    NEIL J. SAVASTA



                                    --------------------------------------------
                                    BRUCE D. MULLEN



                                    --------------------------------------------
                                    LYNN BARR

                                LIST OF EXHIBITS

EXHIBIT 1.5            Form of Stock Exchange Agent Agreement
EXHIBIT 4.1            Form of Covenant Not to Compete
EXHIBIT 4.2            Form of Employment Agreement
EXHIBIT 4.3            Form of Investment Letter
EXHIBIT 5.6            Form of Escrow Agreement
EXHIBIT 5.7            Form of Opinion of Counsel
EXHIBIT 6.3            Form of Opinion of Counsel to Medirisk and Merger Sub

                                LIST OF SCHEDULES

SCHEDULE 1.5            Merger Consideration
SCHEDULE 1.6(M)         Distributions Other Than Normal Dividends During
                             Preceding Three Years
SCHEDULE 1.6(N)         Reacquisitions or Redemptions of Company Stock During
                             Preceding Three Years
SCHEDULE 2.1            Foreign Qualifications
SCHEDULE 2.3(I)         Shares of Company Stock and Derivative Securities and
                             the Holders Thereof
SCHEDULE 2.3(II)        Other Equity Rights
SCHEDULE 2.4            Subsidiaries, Investments, Dispositions & Predecessors
SCHEDULE 2.5            Financial Statements and Exceptions
SCHEDULE 2.6            Required Consents of the Company and Shareholders
SCHEDULE 2.7            Litigation
SCHEDULE 2.8            Permits
SCHEDULE 2.9            Owned and Leased Property & Exceptions to Title
SCHEDULE 2.10(A)        Trademarks, Etc.
SCHEDULE 2.10(B)        Owned Software
SCHEDULE 2.10(C)        Licensed Software
SCHEDULE 2.10(D)        Programmers of Company Software
SCHEDULE 2.10(F)        Grants of Intellectual Property Marketing Rights
SCHEDULE 2.11(A)        Material Agreements
SCHEDULE 2.11(B)        Exceptions to Material Agreements
SCHEDULE 2.12           Taxes
SCHEDULE 2.13           Employee Benefit Plans
SCHEDULE 2.14           Material Customers
SCHEDULE 2.15(A)        Directors & Officers of the Company
SCHEDULE 2.15(B)        Bank Accounts
SCHEDULE 2.16           Related-Party Transactions
SCHEDULE 2.17           Certain Changes Since 30 April 1999
SCHEDULE 2.17(A)        Customer Cancellations
SCHEDULE 2.17(B)        Defaults Under Customer Contracts
SCHEDULE 2.19           Delinquent Accounts Payable
SCHEDULE 2.20(A)        Employees, Contractors & Material Compensation
SCHEDULE 2.20(C)        Labor Matters
SCHEDULE 2.21           Insurance Matters
SCHEDULE 2.22           Environmental Matters
SCHEDULE 3.3            Required Consents of Medirisk
SCHEDULE 8              Indemnification
SCHEDULE 10.2           Participating Brokers